Exhibit 10.26

Novellus Systems,Inc.
4000 North First Street
San Jose, CA 95134
TEL: (408) 943-9700
FAX: (408) 943-3422
February 2,2005

Ginetto Addiego

Dear Ginetto:
I am pleased to offer you the position of Senior Vice President of Corporate Operations, reporting to Rick Hill, Chief Executive Officer.
Your starting salary will be $11,923.08 bi-weekly, which when annualized is $310,000.
In addition to this, a Stock Option Grant of 100,000 shares will be available to you subject to approval by the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on the date of grant typically the 3rd Thursday of the month after your start date.
You will also receive a restricted stock award in the amount of 30,000 shares of the Company’s common stock. These shares are not stock options, but rattier fully paid for shares of restricted stock subject to Board of Director and Shareholder approval in April of 2005. Shares will vest 10,000 per year over a three (3) year period beginning on your start date.
You will also be eligible to participate in the Novellus Key Director/Manager Bonus Program, which provides up to 100% of base salary contingent upon successful completion of company and personal performance objectives. This bonus will be pro-rated for the first year. On-going participation in this program is subject to annual review by the Executive Staff and Compensation Committee.
Novellus has an excellent benefits program including health, dental, vision, life and long-term disability insurance coverage. Novellus will pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

This offer of employment is contingent upon your:
(1) Completion of the Novellus Employment Application
(2) Completion of the background check authorization and disclosure form and successful execution of a background check in accordance with Company Policy
(3) Signing of the Novellus Proprietary Information Agreement
(4) Signing of the Novellus Employment Practices Acknowledgement
(5) Providing verification of your eligibility for employment in the United States
A Novellus Application, Disclosure and Authorization Form, Employment Eligibility Verification form (1-9), W-4, Employee Data Sheet, and Voluntary Self-Identification Form are enclosed for you to complete and return with your signed offer letter.
Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.
This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or his or her authorized designee). This offer is valid until February 11,2005.
Please acknowledge your acceptance of this offer by signing and returning one copy of the offer letter with the enclosed forms in the self-addressed stamped envelope. Please discuss your start date with your hiring manager and indicate in the space provided. The entire Novellus staff looks forward to you joining us and becoming a key person with our growing team.
Sincerely,

/s/ Lori Cox
Lori Cox
Vice President of Human Resources	/s/ Ginetto Addiego	2/7/2005

Novellus Systems, Inc.	Accepted (Signature)	Date

2/14/05 Start Date